Exhibit 99.(a)(1)(l)
Email Notice- Conference Call Reminder
We will conduct a conference call on April 7th at 2:00 p.m. ET to review any additional questions you may have as you prepare your election form for the Exchange Program.

The dial in number for this call is 1-888-346-3950, entry code is 579937#. We urge you to work through your election form prior to this call to help determine whether you have any further questions.

We have also attached your personalized information regarding your tax withholding obligations should you elect to exchange your eligible options for shares of common stock.  Please review the attached information and if you intend to elect stock, please complete part II of the Form (telling us how you wish to receive your shares) and send via email to andrea.luescher@sypris.com or fax to 502-329-2036.

This 2008 Stock Option Exchange Program will expire on May 12th at 5pm EST and requires you to elect one of the choices provided before that time.  If you wish to withdraw your prior election to participate in the Offer you may do so until 5:00 p.m. EST on May 12, 2008.